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                                                                    EXHIBIT 5.01



February 7, 2002

Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402

Gentlemen:

              I am participating in the proceedings being had and taken in connection with the issuance and sale by Xcel Energy Inc., a Minnesota corporation (the "Company"), of up to $1,000,000,000 principal amount of unsecured long-term debt securities (the "Debt Securities") and/or shares of common stock (the "Common Stock"), including the associated common stock purchase rights (the "Rights") (collectively, the "Securities"). I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

              Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

              1. The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement, Form S-3, to which this opinion is an exhibit; and has corporate power, right, and authority to create, issue, and sell the Securities.

              2. When and if (a) the above-mentioned Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), (b) the Supplemental Trust Indenture relating to the Debt Securities, is duly authorized, executed, and delivered, and (c) the Debt Securities are duly authorized, executed, authenticated, and delivered, and the consideration for the Debt Securities has been received by the Company, all in the manner contemplated by the said Registration Statement, the Debt Securities will be legally issued and binding obligations of the Company in accordance with their terms.

              3. When and if (a) the above-mentioned Registration Statement becomes effective pursuant to the provisions of the Securities Act and (b) the Common Stock has been registered and delivered, and the consideration for the Common Stock has been received by the Company, all in the manner contemplated by the said Registration Statement, the Common Stock will be legally issued, fully paid and nonassessable shares of stock of the Company.


              4. When and if (a) the above-mentioned Registration Statement becomes effective pursuant to the provisions of the Securities Act and (b) the Rights and the Common Stock to which the Rights are attached have been registered and delivered, and the consideration for the Rights and Common Stock has been received by the Company, all in the manner contemplated by the said Registration Statement, the Rights will be validly issued.



                                      Respectfully submitted,

                                      /s/ Gary R. Johnson
                                      Gary R. Johnson
                                      Vice President and General Counsel